UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 333-133091

ReliaStar Life Insurance Company of New York

(Exact name of registrant as specified in its charter)

1000 Woodbury Road, Suite 208, Woodbury, NY 11797, (516) 682-8700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantees Relating to Market Value Adjustment Interests Under Individual and Group Single Premium
Modified Guaranteed Deferred Annuity Contracts
(Title of each class of securities covered by this Form)

______________________________________N/A_______________________________
(Titles of all other classes of securities for which a duty
to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule	12g-4(a)(1)(i)	Rule	12h-3(b)(1)(i)	_X_
Rule	12g-4(a)(1)(ii)	Rule	12h-3(b)(1)(ii)
Rule	12g-4(a)(2)(i)	Rule	12h-3(b)(2)(i)
Rule	12g-4(a)(2)(ii)	Rule	12h-3(b)(2)(ii)
		Rule	15d-6

Approximate number of holders of record as of the certification or notice date: 63

Pursuant to the requirements of the Securities Exchange Act of 1934 ReliaStar Life Insurance
Company of New York has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 12/21/2006	By: /s/John S. Kreighbaum
John S. (Scott) Kreighbaum
Counsel

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and
Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069 (12-04) Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.